M.B. SANIL KUMAR
Chartered Accountant
F-1 Chorus, Kochar Road
Sasthamangalam P O
Trivandrum – 695010
Phone: ++ 2725830
Fax: ++ 2722996
E-mail: sanil@vsnl.com

The Board of Directors
Clenergen Corporation

Consequent to the restructuring of Clenergen Corporation and Clenergen India

I believe I may not be able bring in value or facilitate the Company by being in its

Board.

Hence I would like to resign with effect from today as a member of the Board of

Clenergen Corporation.

I place on record the warmth and affection that I received as a Board member and

Cherish the memories and valuable professional experience that I gained from the great association with all of you individually and collectively.

I wish all success to the Company and let Clenergen become the synonym of “Green and Clean Energy”.

Best Regards

MB Sanil Kumar

M.B. SANIL KUMAR

05th September, 2011